Exhibit 12

              JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS OF DOLLARS)

                         Six Months Ended April 30

                         1995           1994
Earnings:

 Income before income
   taxes and changes
   in accounting         $ 93,461       $ 75,165
Fixed charges             116,891         73,520
     Total earnings      $210,352       $148,685

Fixed charges:

Interest expense         $115,664       $ 72,259
Rent expense                1,228          1,261
  Total fixed charges    $116,891       $ 73,520

Ratio of earnings to
 fixed charges*             1.80           2.02

                         Year Ended October 31

Earnings:                 1994       1993      1992

Income before income
  taxes and changes
  in accounting          $161,809  $169,339  $142,920
Fixed charges             168,507   170,226  $191,930
 Total earnings          $330,316  $339,565  $334,850

Fixed charges:

Interest expense         $166,591  $167,787  $189,288
Rent expense                1,916     2,439     2,642
Total fixed charges      $168,507  $170,226  $191,930

Ratio of earnings to
  fixed charges*             1.96      1.99      1.74

                         Year Ended October 31

Earnings:                1991           1990

Income before income
  taxes and changes
  in accounting          $110,820       $ 99,366
Fixed charges             230,901        216,985
Total earnings           $341,721       $316,351

Fixed charges:

Interest expense         $228,308       $214,707
Rent expense                2,593          2,278
Total fixed charges      $230,901       $216,985

Ratio of earnings to
  fixed charges*             1.48           1.46

_____
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.